UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    December 3,  2003

NATIONAL VISION, INC.
(Exact name of registrant as specified in its charter)

Commission File No: 0-20001

Georgia	58-1910859
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

296 Grayson Highway
Lawrenceville, Georgia 30045
(Address of principal executive offices)

(770)-822-3600
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

ITEM 9.          REGULATION FD DISCLOSURE.

Statistical Historical Data for Continuing Operations at September 27, 2003:

The following historical statistical data is provided for stores reported as "continuing operations" as of September 27, 2003.
(Amounts in thousands)

	Nine months	Nine months	Twelve months
	ended	ended	ended
	September 27,	September 28,	December 28,
	2003	2002	2002

Wal-Mart vision centers reported as continuing operations	373	373	373

Other host leased department vision centers reported as
continuing operations	108	108	108

Average sales per Wal-Mart leased department vision center	$426	$413	$547

Average rent per Wal-Mart leased department vision center	$59	$56	$74

Average sales per other host leased department vision center	$193	$173	$234

Total selling, general and administrative expense from continuing	$93,683	$91,893	$120,767
operations, inclusive of depreciation and amortization

Total depreciation and amortization expense from continuing operations	$11,725	$14,322	$18,654

Retail Support Center:

Selling, general and administrative expense associated with the Company's retail support center for 2002 was $27.5 million.  Annualized costs for the Company's retail support center in 2003, calculated based on results for the nine months ended September 27, 2003, approximates $28 million.  Of such annualized costs in 2003 and 2002, depreciation and amortization expense ranged from $8.3 to $10.8 million.  The Company can provide no assurances that these costs will remain at these levels.

The Company expects that, in 2004, overall depreciation expense will continue to decline, as more equipment and leasehold improvements become fully depreciated.  In addition, certain professional fees incurred in 2003, including those related to the restatement and re-audit of  2001, are not expected to re-occur in 2004.  Lastly, the Company incurred approximately $300,000 of costs related to its national sales meeting held in January, 2003.  The purpose of this national sales meeting was to communicate new operating strategies and training methods to the store managers.  The Company did not hold a national sales meeting in 2002 and does not expect to do so in 2004.

Fred Meyer:

In July 2003, the Company amended its agreement with Fred Meyer.  Our new agreement provides an extension of the original lease term from December 31, 2003 to December 31, 2006, and eliminates the five-year option to extend the agreement.  The amendment also revises the rent structure, beginning in 2004, to better align rent obligations with individual store performance.  Starting in 2004, the Company expects to realize rent cost reductions on an annualized basis of approximately $700,000, based on each vision center sales level during the first half of 2003. Changes in these sales levels could have an impact on these anticipated rent reductions.  The amendment also permits the closure of 12 under-performing locations.  Five of the vision centers closed in the second quarter of 2003, and the remainder were closed in the third quarter.  In fiscal 2002, these stores represented annualized sales of approximately $1.6 million, and annualized store-level operating losses of approximately $0.8 million.  Store level operating losses exclude corporate overhead and other costs not specifically attributable to individual stores.

Restructuring:

During August 2003, as a result of a declining store base, the Company  initiated and completed a restructuring of the retail field and home office retail support center.  The process resulted in a reduction in headcount approximating 15% of both the retail field management organization and the home office retail support center organization. The Company eliminated positions representing gross annualized salaries of  $1.5 million.  In addition, the Company expects to realize annualized savings of approximately $400,000 related to payroll taxes, benefits and other employment costs related to this reduction in headcount. The cost of the restructuring process was $484,000, which included separation costs and outplacement costs.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL VISION, INC.

Date: December 3, 2003	By: /s/ Angus Morrison
Angus Morrison Senior Vice President Chief Financial Officer